EXHIBIT 10.1
Annual Performance Share Plan Terms for Grant Under the
CNA Financial Corporation Incentive Compensation Plan
On [date], the Compensation Committee of the Board of Directors of CNA Financial Corporation (the "Company") established adjusted net operating goals for an Annual Performance Share Plan award to the Participant for the [year] Performance Period (the “PSP Award”). The Grant Date (the “Grant Date”) of the PSP Award is [date]. The PSP Award is subject to the following PSP Award terms (the "Award Terms"):

1.
PSP Award. For purposes of these Award Terms, the "Participant" shall be the eligible person identified in the Award Letter included with these Award Terms (the "Award Letter"). For purposes of these Award Terms, the amounts of the target PSP Award and the maximum PSP Award are, respectively, the amounts specified in the Award Letter. The PSP Award has been granted under the CNA Financial Corporation Incentive Compensation Plan, as amended from time to time (the "Plan"), which is incorporated into and forms a part of these Award Terms. Certain words, terms and phrases used in these Award Terms are defined in the Plan (rather than in these Award Terms or the Award Letter), and, except where the context clearly implies or indicates the contrary and except as otherwise provided in these Award Terms, a word, term, or phrase used or defined in the Plan is used or defined identically in these Award Terms. Other words, terms or phrases used in these Award Terms are defined in Paragraph 12 or elsewhere in these Award Terms or the Award Letter.

2.	Performance Period. The "Performance Period" shall have the meaning set forth in the Award Letter.

3.	Vesting Period. The "Vesting Period" shall have the meaning set forth in the Award Letter.

4.	Expiration. If the Participant's Date of Termination of Affiliation occurs, prior to payment following the completion of the Vesting Period, then the following shall apply:

a)
Retirement. If the Participant's Date of Termination of Affiliation occurs before the last day of the Vesting Period by reason of the Participant's Retirement, the Participant shall be eligible for a payment with respect to the PSP Award in accordance with the terms of these Award Terms based on the Company’s actual performance for the period, but subject to a proration based on the number of months of participation for the portion of the Performance Period prior to the Participant's Date of Termination of Affiliation. Distribution under this paragraph shall be made as soon as practicable after the Participant’s Date of Termination of Affiliation.

b)
Death or Disability. If the Participant's Date of Termination of Affiliation occurs before the last day of the Vesting Period by reason of the Participant's death or Permanent Disability, the Participant (or the Participant's estate) shall be eligible for a payment with respect to the PSP Award in accordance with the terms of these Award Terms based on the Company’s actual performance for the period, but subject to proration based on the number of months of participation for the portion of the Performance Period prior to the Participant's Date of Termination of Affiliation. Distribution under this paragraph shall be made as soon as practicable after the Participant’s Date of Termination of Affiliation.

c)
Voluntary, Involuntary Termination and Termination for Cause. Except as provided above in this Paragraph 4, if the Participant's Date of Termination of Affiliation occurs at any time prior to the distribution of the PSP Award (as provided for in Paragraph 7 below) by reason of termination of employment by the Participant's employer for Cause, or by reason of the Participant's voluntary or involuntary termination, the Participant's PSP Award shall be entirely forfeited.

Notwithstanding the foregoing provisions of this Paragraph 4, if a Participant has engaged in any conduct which constitutes Cause prior to the distribution of the PSP Award, the PSP Award shall be entirely forfeited.

5.
New Hires, Promotions and Demotions. Except as otherwise provided below, the Participant’s PSP Award will be based on the target percentage set forth in the Award Letter, as well as the Participant’s base salary at the commencement of the Performance Period, and shall not be affected by changes in base salary or status occurring during the Performance Period.

a)
New Hires. If the Participant was hired on or prior to September 30 of the Performance Period, the Participant’s PSP Award will be prorated based on the appropriate number of complete months of participation. Any employee hired after September 30 of the Performance Period will not be eligible to participate until the following performance period. Nothing contained herein shall be construed to imply that any employee hired after the beginning of the Performance Period is entitled to any PSP Award unless such employee has received an Award Letter.

b)
Promotions (First time participant or Current Officer) and Demotions. If the Participant is promoted to the Officer ranks for the first time during the Performance Period, the PSP award will be prorated based on the appropriate number of complete months of participation during the Performance Period. If a current Participant is either promoted or demoted during the Performance Period, the PSP award will not be affected. Any changes will be reflected in the subsequent grant assuming the Participant is still eligible to receive an award.

c)
Limits on Adjustments for Restricted Executives. If following a promotion the Participant becomes a Restricted Executive (as defined in the Plan) in the year in which the PSP Award is paid, then the amount of the PSP Award determined under Section 5(b) shall not exceed the lesser of (i) the amount the Participant would have received based on the Participant’s target percentage prior to such promotion, but calculated as if the Participant’s new base salary had been in effect from the beginning of the Performance Period or (ii) $9,000,000.

6.
Award Amount. The amount to be distributed with respect to the PSP Award shall be determined according to the schedule in the Award Letter, subject to review and approval of the Compensation Committee of the Company’s Board of Directors (the “Committee”). If the Adjusted Net Operating Income at the end of the Performance Period is at least the minimum level, but less than the target level, the amount distributable with respect to the PSP Award shall be interpolated between the minimum threshold amount and the target amount. If the Net Operating Income at the end of the Performance Period is greater than the target level, but less than the maximum level, the amount distributable with respect to the PSP Award shall be interpolated between the target amount and the maximum amount. As soon as practicable after the necessary financial data for the Performance Period is available to the Committee, the Committee shall make a determination of the extent of the achievement of the performance goals for that Performance Period, and shall make a determination of the amount, if any, of the distribution to be made for the PSP Award to the Participant for the Performance Period. Payment of the PSP Award shall be subject to the requirements of Paragraph 8 and, in addition, the Committee may, in its discretion, reduce the amount of the PSP Award or cancel the PSP Award entirely, whether or not the requirements of Paragraph 8 are met.

7.
Settlement of Award. The amount that is distributable for the PSP Award shall be settled as soon as practicable as determined by the Company after the Committee makes the determination described in Paragraph 6 and expiration of the Vesting Period. An amount equal to 100% of the PSP Award shall be settled by the transfer to the Participant of a number of shares of common stock of the Company determined by dividing such percentage by the fair market value of a share of stock on the Grant Date, rounded to the next lower whole number. Unless otherwise determined by the Committee, tax withholding applicable to the stock portion of the payment shall be satisfied by reducing the number of shares delivered. The shares of stock transferred to the Participant shall be subject to such restrictions on transfer or other conditions as the Committee shall determine.

8.
Minimum Performance Rating. Notwithstanding the foregoing, the PSP Award shall not be paid, and shall be forfeited, if at the time the PSP Award would otherwise be payable the Participant is not rated at least “Partially Meets” (or the equivalent) under the Company’s performance evaluation rating system. The Committee may provide for the payment of all or a portion of the PSP Award to a Participant who does not satisfy the minimum rating requirement if the Committee determines in its discretion that circumstances nonetheless warrant such a payment.

9.
Restrictive Covenants. As a condition to the receipt of the Award made hereby, the Participant agrees to be bound by the terms and conditions hereof and of the Plan, including the following restrictive covenants:

a)
Non-Solicitations of Employees. Participant agrees that during Participant’s employment with the Company, and for a period of 12 months following termination of Participant’s employment with the Company Participant will not: (i) employ or engage as a contractor or consultant for a position outside the Company, (ii) offer to employ or engage as a contractor or consultant for a position outside the Company, or (iii) solicit for employment or engagement as a contractor or consultant for a position outside the Company, any person who was employed by the Company at any time within 12 months before such employment, engagement, offer or solicitation.

b)
Non-Solicitations of Business. Participant agrees that during Participant’s employment with the Company, and for a period of 12 months after the date of termination of Participant’s employment with the Company Participant will not solicit customers, agents or brokers, or direct others to solicit customers, agents or brokers, to move Company business away from the Company or to limit the amount of business the customers, agents or brokers do with the Company. This covenant is not intended to prohibit Participant from working in the insurance industry or from working for another commercial insurance company. However, Participant agrees that they cannot interfere with the Company’s relationships as described for the period of time referenced above.

10.
Administration. The authority to manage and to control the operation and administration of these Award Terms shall be vested in the Committee and the Committee shall have all powers with respect to these Award Terms as it has with respect to the Plan. Any interpretations of these Award Terms by the Committee and any decisions made by it with respect to these Award Terms are final and binding on all persons.

11.
Governing Documents. The Award Letter shall be subject to these Award Terms, and these Award Terms shall be subject to the provisions of the Plan. A copy of the Plan is included in the Company’s Proxy Statement, filed with the Securities and Exchange Commission on April 2, 2010, and a discussion of a First Amendment to the Plan is included in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 18, 2016, both of which are available at either www.sec.gov or www.cna.com, or are available from the Corporate Secretary of the Company. If discrepancies arise between the Award Letter and these Award Terms, these Award Terms will govern and if discrepancies arise between these Award Terms and the Plan, the terms of the Plan will govern; provided that if the discrepancy relates to the treatment of the PSP Award upon a Termination of Affiliation, or to any other provision of the Plan that, under the terms of the Plan, may be altered by the terms of an Award Agreement, these Award Terms shall govern. These Award Terms are subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.

12.	Definitions. For purposes of these Award Terms, the following definitions shall apply:

a)
Adjusted Net Operating Income. The “Adjusted Net Operating Income” of the Company is defined as net income to be reported to the shareholders in the Annual Report for [year]. In addition, the following items should be excluded:

1.	Realized capital gain or losses, net of tax.

2.
The after-tax impact of items of gain, loss, income or expense (including but not limited to changes in accounting principles) which in the judgment of the Compensation Committee were extraordinary or unusual in nature or infrequent in occurrence.

3.
The after-tax impact of net investment income from limited partnership (LP) and common equity investments in excess of the [year] budgeted amount. To the extent that LP and common equity net investment income is below the budgeted amount, include LP and common equity net investment income up to the budgeted amount.

4.
The after-tax impact of reserve strengthening and adverse dividend or premium development associated with asbestos and environmental pollution reserves for accident years prior to 2000, and any favorable or unfavorable income statement impact of applying retroactive reinsurance accounting to the losses ceded to the NICO loss portfolio transfer.

5.
The after-tax impact of catastrophe losses of the Company or its subsidiaries in excess of the [year] budgeted amount. To the extent that catastrophe losses are below the budgeted amount, include catastrophe losses up to the budgeted amount

6.
The after-tax impact of net reserve strengthening due to unlocking of assumptions relating to long term care or benefit settlement option liabilities or relating to a disposition, loss portfolio transfer or other transaction that fixes or limits the Company’s exposure to the run-off Life & Group businesses that the Committee deems to be in the best interest of shareholders.

7.	Any income tax expense or benefit attributable to the impact of a change in the federal income tax rate on deferred income tax assets and liabilities.

b)	Affiliate. The term "Affiliate" means any business or entity in which at any relevant time the Company directly or indirectly holds greater than a 10% equity (voting or non-voting) interest.

c)
Cause. The term “Cause” as to a Participant means (i) a Participant’s engaging in any act or omission involving theft, malfeasance, gross negligence, fraud, dishonesty, moral turpitude, unlawful conduct, unethical conduct or breach of fiduciary duty; (ii) a Participant’s willful or reckless material misconduct in the performance of the Participant’s duties, engaging in any act that violates, in any material respect, any written policy or procedure of the Company or any Affiliate or engaging in any conduct that results in adverse publicity or harm to the business or reputation of the Company or any Affiliate; or (iii) a Participant’s habitual neglect of duties; provided, however, that for purposes of clauses (ii) and (iii), “Cause” shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Participant in good faith to have been in, or not opposed to, the best interests of the Company (without intent of the Participant to gain, directly or indirectly, a profit to which the Participant was not legally entitled). A Participant who agrees to resign from his or her affiliation with the Company or an Affiliate in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of these Award Terms.

d)
Date of Termination of Affiliation. The Participant's "Date of Termination of Affiliation" shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Affiliate, as determined by the Company, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and an Affiliate or between two Affiliates; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or an Affiliate approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be an Affiliate (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination of Affiliation, caused by the Participant being discharged by the employer.

e)
Permanent Disability. The term "Permanent Disability" means a physical or mental condition of the Participant which, as determined by the Committee in its sole discretion based on all available medical information, would qualify the Participant for benefits under the Company’s long-term disability plan as in effect when the determination is made (ignoring the requirements of any waiting period) if the Participant were a participant in such plan (whether or not the Participant actually participates therein). Notwithstanding the foregoing, if the Company has no long-term disability plan, “Permanent Disability” means a physical or mental condition of the Participant which, as determined by the Committee in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders the Participant incapable of performing any substantial portion of the service required by his or her employer.

f)
Retirement. Termination because of "Retirement" shall mean the Participant's Date of Termination of Affiliation after ceasing to provide services to the Company or any Affiliate for any reason other than death, Permanent Disability, Cause or unsatisfactory performance, at or after the Participant’s attainment of age 62 or, if earlier, the Participant's Date of Termination of Affiliation which is designated by the Committee as a "Retirement" for purposes of these Award Terms.